restaurant brands international

**CONFIRMATION OF TAX EQUALIZATION**

April 30, 2021

Personal & Confidential

David Shear
Burger King Europe GmbH

Dear David:

This letter confirms that you will be provided tax equalization in accordance with Exhibit A, on all compensation (including without limitation equity awards to acquire common stock in Restaurant Brands International Inc.) provided to you during the course of your employment in Switzerland, which is also subject to tax in your home country. For avoidance of doubt equity awards include dividend equivalents credited with respect thereto.

For purposes of the equalization described in this letter, the "home" country is the United States of America (the "US").

Your burden with respect to the foregoing will remain at a similar level as if you had been employed in the US. This will be achieved by (a) on an annual basis for non-equity based compensation and upon the exercise or vesting of any of equity awards, the Company (or an affiliate thereof, as applicable) withholding from your compensation or the exercise proceeds a hypothetical tax equivalent to the amount of tax which would have been due from you had you been located in the US from the date of issuance through the date of exercise, and (b) the Company (or an affiliate thereof, as applicable) paying the actual taxes due on the exercise or vesting of the Awards and receiving the benefit of applicable tax credits as determined in accordance with Exhibit A.

This letter, including Exhibit A, and all of your obligations hereunder shall survive the termination of your employment with the Company.

Please sign a copy of this letter where indicated below to evidence your agreement to the terms and conditions set forth in this letter. If you should have any questions regarding this matter, please do not hesitate to contact me.

Sincerely,

Jeffrey Housman
Chief People and Services Officer

Agreed and Accepted, as of the 1 day of May, 2021

David Shear

**Acknowledgment**

Burger King Europe GmbH hereby acknowledges and agrees to the terms and conditions set forth in the foregoing letter, effective as of the date set forth above.

Burger King Europe GmbH

By: [signature]

Name: Susan Dean

Title: Director

<u>Exhibit "A"</u>

***Introduction***

This Attachment regarding tax reimbursement for taxation related to employment through the Company, or any of its Affiliates in more than one (1) tax jurisdiction is called "tax equalization".

**Objective**

The objective of tax equalization is to ensure that employment in more than one (1) tax jurisdiction over time neither adds significantly to the executive's tax liability nor results in significant tax savings due to differences in income and social tax costs between the State of Florida, USA, and the other jurisdiction(s) where the executive may incur individual income taxes due to his or her employment in other jurisdictions by the Company and its Affiliates. It ensures that the executive's out-of-pocket obligations remain approximately the same as they would have been had he or she remained employed only in the State of Florida, USA.

**Reason for Tax Equalization**

The actual tax the executive is expected to incur due to employment outside the home jurisdiction may differ from the amount of tax he or she would pay during employment solely in the State of Florida, USA. The change results from two independent factors:

- The amount of taxable income, in some cases, significantly increases due to receipt of allowances such as tax equalization; and
- The executive is usually subject to taxation and the tax regulations (types of income taxed, tax rates, etc.) of international jurisdictions, which differ, often significantly, from those in the State of Florida, USA.

The result is often that the executive's worldwide tax liability may increase significantly.

**Scope**

This tax equalization is limited to income and social taxes and Swiss Wealth taxes with respect to compensation. The policy specifically excludes all other taxes such as inheritance/estate tax, gift tax, sales tax, and property tax.

**Tax Equalization**

***Methodology***

The Company designated tax consultant (the "<u>Consultant</u>") will determine the appropriate method to ensure the executive and the Company pay their fair share of the taxes incurred in connection with the Awards. The executive's share of the tax burden is called "hypothetical tax".

*Hypothetical Tax: Calculation and Process*

Hypothetical tax is, as stated earlier, the portion of the overall tax liability for which the executive is responsible.

**Calculation**

All executives will have their hypothetical tax calculated based on the executive's "normal" residency within the home country for both income and social taxes considering the relevant filing status and position (for example, marital status and number of dependents, etc.). This includes any applicable local government jurisdictions (such as state, province, canton, city, municipality, etc.).

The deductions and credits used to calculate hypothetical tax may vary depending on whether or not the executive continues to have an ongoing tax filing obligation in the United States (e.g., U.S. citizens or permanent residents).

| Ongoing Home Country Tax Filing Obligation | Deductions and Credits Used to Calculate Hypothetical Tax |
|---|---|
| Yes | Actual amounts on the home country tax return (excluding any credits that were funded by Company) but with the inclusion of any deduction for local government hypothetical tax (replacing actual local government tax) such as state income tax. * |
| No | "Standard" or general deductions and credits available to people with the same status (marital, family, filing, etc.). |

*For U.S. executives, hypothetical state and city tax replaces actual state and city taxes as a hypothetical itemized deduction.

**Withholding**

Hypothetical tax will be retained from the settlement of executive's Awards. The Company and the Consultant will determine the appropriate withholding rate on such items.

*Final Settlement*

**Tax Equalization Calculation**

As previously stated, the tax equalization settlements are prepared using relevant data, in order to:

- Calculate and reconcile the executive's final hypothetical tax responsibility; and
- Allocate all actual host-country taxes (and any home-country taxes, if applicable) between the executive and the Company.

Tax equalization calculations are prepared by the Consultant to ensure consistency and proper application of Company policy. The Consultant will send the Company a copy of the summary tax data from the equalization for processing at the time the equalization is mailed or delivered to the executive.

The tax equalization settlement usually results in an amount due to/from the executive.

Any payments due to the Company from the executive or to the Executive from the Company must be settled within 30 days of the later of:

- Receipt of the tax equalization calculation; or
- Receipt of any refund due to the executive by the home and/or host country taxing authorities.

The Company also reserves the right to deduct outstanding balances from bonus or termination payments in order to collect unpaid equalization balances.

Upon receipt of the completed tax returns, the executive is expected to pay any balance due. Conversely, if the actual returns generate a refund, the executive will collect the refund or, at Company's option, designate Company (or an entity designated by Company) as executive's attorney in fact to collect the refund. Both balances due and refunds owed will be included as part of the tax equalization settlement (see above).

The Company may, at its discretion, make direct payments to the taxing authorities on behalf of the executive for taxes owed when the tax is Company's responsibility, as determined by the tax equalization settlement.

***Tax Credits***

Any tax credits for taxes paid by the Company, which reduced the executive's income tax liability before, during, or subsequent to an assignment, are owned/utilized by the Company. The Company determines whether to keep the executive in the tax equalization program if the expatriate has carryover tax credits that may be used in the future.